Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
S&T Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑207473 and 333-156555) on Form S-3 and the registration statements (No. 333-194083 and 333-156541) on Form S-8 of S&T Bancorp, Inc. of our report dated March 1, 2018, with respect to the consolidated statements of net income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2017, which report appears in the December 31, 2019 annual report on Form 10‑K of S&T Bancorp, Inc.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 2, 2020